Exhibit J

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 30, 2007, relating to the financial statements and financial highlights which appear in the March 31, 2007 Annual Report to Shareholders of STI Classic Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
Columbus, Ohio
July 27, 2007